EXHIBIT 10.5

Michael E. Havener
1474 Hedgewood Lane
Kennesaw, GA 30152

Dear Mike:

          This letter amends your Employment Letter with Premiere Global Services, Inc. (f/k/a PTEK Holdings, Inc.) (the “Company”) dated September 27, 2004 and signed by you on September 30, 2004, as amended on April 22, 2005 and signed by you on April 28, 2005 (“Employment Letter”). All references to “PTEK Holdings, Inc.” and “PTEK” in your Employment Letter are amended and restated to read the “Company.”

           Section 1 of your Employment Letter is hereby deleted in its entirety and replaced with the following:

           1. Position. The Company hereby employs you as Chief Financial Officer of the Company, reporting to the President of the Company.

          Sentence 2 in paragraph 2 of Section 7 of your Employment Letter is hereby deleted in its entirety and replaced with the following:

In addition, if the Company terminates your employment without Cause during the 12-month period following a Change of Control of the Company, you will be entitled to receive severance pay equal to 100% of your base annual salary in effect at the date of termination, payable in a lump sum within five business days of the date of termination.

          Paragraph 3 of your Employment Letter is hereby deleted in its entirety and replaced with the following:

3. Bonus Compensation. In addition to your base salary, you will be entitled to earn an annual bonus and/or quarterly bonuses for each calendar year during the term of your employment as CFO of the Company in the amounts to be determined based upon performance criteria and targets established from time to time by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). Unless the Compensation Committee determines otherwise prior to the end of the first quarter of a given calendar year, your target bonus for each calendar year will be equal to fifty percent (50%) of your annual base salary for such year, with 80% of the target bonus allocated to achievement of quarterly targets (i.e. 20% per quarter) and 20% allocated to achievement of annual targets. You will also be entitled to any additional bonus and incentive compensation granted to you by the Compensation Committee in its discretion. The timing of determination and the date of payment of the bonus would be consistent with the payment dates for the other senior officers of the Company.

          The following paragraph is also hereby added to your Employment Letter:

          Notwithstanding anything in your Employment Letter to the contrary, if any amount or benefit that would constitute “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), would otherwise be payable or distributable under this Employment Letter by reason of your separation from service, then if and to the extent necessary to comply with Section 409A of the Code, the payment or distribution of such amount or benefit will be delayed until the first day following the six month anniversary of your termination of service. On such date, the Company will pay or distribute to you an amount equal to that which you would normally have received during such six month period. Thereafter, payments and benefits will be paid or distributed as provided in Section 7 of your Employment Letter, as amended.

          Except as otherwise provided herein, the terms and conditions of your Employment Letter shall remain in full force and effect.

Sincerely,

/s/ Theodore P. Schrafft
Theodore P. Schrafft
President

ACKNOWLEDGED AND AGREED TO BY:

Signature:	/s/ Michael E. Havener
Michael E. Havener

Date:	September 15, 2006